EXHIBIT 23.6

CONSENT OF HOVDE FINANCIAL LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Gold Banc Corporation, Inc., dated November 9, 2005, as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Marshall & Ilsley Corporation relating to the proposed merger of Marshall & Ilsley Corporation and Gold Banc Corporation, Inc. and to the references to our name and to the description of such opinion letter contained in the Proxy Statement/Prospectus under the captions “Summary—Opinion of Gold Banc’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Gold Banc Board of Directors and Reasons for the Merger,” and “The Merger—Fairness Opinion of Gold Banc’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Hovde Financial LLC
/s/ Hovde Financial LLC

Inverness, Illinois

November 21, 2005